Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Webus International Limited on Form F-1 of our report dated October 21, 2024, except for Note 11, as to which the date is November 13, 2024, with respect to our audits of the consolidated financial statements of Webus International Limited as of June 30, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the years ended June 30, 2024 and 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

February 25, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com